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                                                                    EXHIBIT 3.01


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              SKILLSOFT CORPORATION

                        Pursuant to Sections 242 and 245
                 of the General Corporation Law of the State of
                                    Delaware

                 -----------------------------------------------


         SkillSoft Corporation (the "Corporation"), a Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law") having filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 15, 1997, does hereby certify as follows:

         The following resolutions amending and restating the Corporation's Certificate of Incorporation were duly authorized and directed by a resolution adopted by the Board of Directors of this Corporation in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware.

         The following resolutions amending and restating the Corporation's Certificate of Incorporation has been duly approved, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, by the written consent of the holders of a majority of those shares entitled to vote thereon, and written notice of such action has been given to the holders of such shares who did not so consent, each in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware,

         The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:


                  FIRST: The name of the Corporation is SkillSoft Corporation (hereinafter called the "Corporation").

                  SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation shall be: To conduct any lawful business, to promote any lawful





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purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH:

A.       CLASSES OF STOCK.

         This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is 33,000,000 shares, with a par value of $.001, of which 26,000,000 shares shall be designated Class A Common Stock and 7,000,000 shares shall be designated Class B Common Stock. The term "Common Stock" shall hereinafter refer to both Class A Common Stock and Class B Common Stock. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 18,000,000 shares, with a par value of $.001, of which 4,000,000 shares shall be designated Series A Preferred Stock and 4,761,905 shares shall be designated Series B Preferred Stock and 3,174,603 shares shall be designated Series C Preferred Stock.

         Upon the filing of this Amended and Restated Certificate of Incorporation, any outstanding share of Common Stock will be converted into one share of Class A Common Stock.

B.       RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK.

         The Preferred Stock may be issued from time to time in series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as set forth below in this Part B.

         The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. Subject to compliance with applicable protective voting rights as set forth in Section 7 hereof which have been or may be granted to Preferred Stock or series thereof in Certificates of Determination or the Corporations' Certificate of Incorporation ("Protective Provisions"), the rights, privileges, preferences and restrictions of any such additional series may be subordinate to, PARI PASSU with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than Series A, Series B and Series C Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which





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they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         The rights, preferences, restrictions and other matters relating to the Series A, Series B and Series C and Preferred Stock are as follows:

                  1.       DIVIDEND PROVISIONS.

                           (a)      Subject to the provisions for adjustment
hereinafter set forth, the holders of shares of Series A, Series B and Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Corporation) on the Common Stock of this Corporation, in an amount per share equal to $0.14, $0.168 and $0.252 per annum (as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (collectively, a "Recapitalization") with respect to the Series A, Series B and Series C Preferred Stock), respectively, when, as and if declared by the Board of Directors. Dividends on the Series A, Series B and Series C Preferred Stock, when and if declared, shall be paid pro rata to the holders of such shares on the basis of the relative preference to which each such series is entitled. Such dividends shall not be cumulative.

                           (b)      After satisfaction in full of the following
preference of the Series A, Series B and Series C Preferred, the Board of Directors of the Corporation may declare dividends upon the Common Stock of the Corporation out of any assets legally available therefor, provided that a pro rata dividend also be declared on the Series A, Series B and Series C Preferred Stock out of assets legally available therefor, based on the number of shares of Common Stock into which the Series A, Series B and Series C Preferred Stock shall then be convertible.

                           (c)      Notwithstanding Section 1(a) and Section
2(a) hereof, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation (i) issued to or held by employees, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase at cost, or (ii) issued to or held by any person subject to the Corporation's right of first refusal to purchase such shares where the purchase is pursuant to the exercise of such right of first refusal, in either case whether or not dividends on the Preferred Stock shall have been declared and paid or funds set aside therefor.

                  2. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, distributions shall be made to the holders of Preferred Stock in respect of such Preferred Stock before any amount shall be paid to the holders of Common Stock in respect of such Common Stock, in the following manner:



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                           (a)      PREFERRED STOCK PREFERENCE. The holders of
Series A Preferred Stock shall be entitled to receive an amount per share equal to $1.75 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") plus the sum of (i) all declared but unpaid dividends thereon and (ii) an amount (the "Series A Payment") equal to 8% (non-compounding) of the Original Series A Issue Price for each full year from the date of issuance that such share has been outstanding plus a pro rata portion of such 8% for the portion of any additional year such share has been outstanding. The holders of Series B Preferred Stock shall be entitled to receive an amount per share equal to $2.10 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") plus the sum of (i) all declared but unpaid dividends thereon and (ii) an amount (the "Series B Payment") equal to 8% (non-compounding) of the Original Series B Issue Price for each full year from the date of issuance that such share has been outstanding plus a pro rata portion of such 8% for the portion of any additional year such share has been outstanding. The holders of Series C Preferred Stock shall be entitled to receive an amount per share equal to $3.15 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") plus the sum of (i) all declared but unpaid dividends thereon and (ii) an amount (the "Series B Payment") equal to 8% (non-compounding) of the Original Series B Issue Price for each full year from the date of issuance that such share has been outstanding plus a portion of such 8% for the portion of any additional year such share has been outstanding. If upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the assets and funds thus distributed among the holders of the Series A, Series B and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B and Series C Preferred Stock in proportion to the aggregate preferential amounts owed to each such holder. After the distributions described above have been paid to any holders of unconverted Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed solely among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

                           (b)      EVENTS DEEMED A LIQUIDATION. For purposes of
this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by and to include the reorganization or merger of the Corporation with or into any other corporation or the sale by the Corporation of all or substantially all of its assets (or any series of related transactions resulting in the sale or other transfer of all or substantially all of its assets) (such a reorganization, merger or sale may sometimes be referred to herein as a "Change in Control") unless the Corporation's stockholders of record immediately prior to such reorganization or merger own more than 50% of the equity securities of the surviving corporation or its parent immediately after such reorganization or merger (for the purpose of this calculation equity securities owned by any stockholder of the Corporation following such transaction in respect of securities held by such stockholder immediately prior to such merger or reorganization as an equity holder of another party to the transaction shall be disregarded).



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                           (c)      VALUATION OF SECURITIES AND PROPERTY. In the
event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holders of shares of Preferred Stock and Common Stock shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

                                    (i)      If traded on a securities exchange
or the Nasdaq National Market, the value shall be deemed to the average of the security's closing prices on such exchange or market over the thirty (30) day period ending three (3) days prior to the distribution;

                                    (ii)     If actively traded over-the-
counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

                                    (iii)    If there is no active public
market, the value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability (except restrictions on the marketability of shares held by affiliates of the Corporation related to accounting for a combination of the Corporation on a pooling of interests basis) shall be adjusted to make an appropriate discount from the public market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof, as determined in good faith by the Board. The holders of at least 50% of the outstanding Preferred Stock shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 2(c), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

                           (d)      The Corporation shall give each holder of
record of Series A, Series B and Series C Preferred Stock written notice of any impending transaction which would constitute a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 2 not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this paragraph IV(B)(2), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the





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holders of a majority of the voting power represented by all the outstanding shares of Series A, Series B and Series C Preferred Stock, voting together as a single class.

                  3. CONVERSION. The holders of the Series A, Series B and Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                           (a)      OPTIONAL CONVERSION.

                                    (i)      Each share of Series A, Series B
and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Class A Common Stock or Class B Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) at the time in effect for such share. The initial Conversion Price per share for shares of Series A, Series B and Series C Preferred Stock shall be the Original Series A Issue Price, the Original Series B Issue Price and the Original Series C Issue Price, respectively; provided, however, that the Conversion Prices for the Series A, Series B and Series C Preferred Stock shall be subject to adjustment as set forth in Section 3(c). Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid in cash, to the extent legally permitted.

                                    (ii)     MECHANICS OF CONVERSION. Before any
holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that he or she elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 3(b) hereof, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A or Class B Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Class A or Class B Common Stock to which he or she shall be entitled as aforesaid and a check payable to the holder in the amount of any declared and unpaid dividends payable pursuant to Section 1(a) hereof, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the





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date of such surrender of the shares of Preferred Stock to be converted, or, in the case of automatic conversion, immediately prior to the occurrence of the event leading to such automatic conversion, and the person or persons entitled to receive the shares of Class A or Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A or Class B Common Stock on such date.

                           (b)      AUTOMATIC CONVERSION ON INITIAL PUBLIC
OFFERING. Each share of Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended, the public offering price of which is not less than $6.30 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or other recapitalizations) and the proceeds thereof to the Corporation (net of underwriting commissions and offering expenses) equal or exceed $20,000,000, provided, however, that if such conversion of any shares of Preferred Stock into Class A Common Stock will cause the holder thereof and its affiliates to hold in aggregate greater than 49.9% of the total outstanding Class A Common Stock, then such shares of Preferred Stock shall be converted into Class B Common Stock at such Conversion Price to the extent necessary to ensure that the holder and its affiliates hold in aggregate no more than 49.9% of the total outstanding Class A Common Stock then outstanding. Any conversion of Preferred Stock pursuant to this Section 3(b) may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                           (c)      ADJUSTMENTS TO CONVERSION PRICE.

                                    (i)      SPECIAL DEFINITIONS.  For purposes
of this Section 3(c), the following definitions shall apply:

                                             (1)      "OPTIONS" shall mean
rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                             (2)      "CONVERTIBLE SECURITIES"
shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                                             (3)      "ADDITIONAL SHARES OF
COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 3(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:



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                                                      (A)      upon conversion
of shares of Preferred Stock;

                                                      (B)      to officers,
directors or employees of, or consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program or agreement approved by the Board, not to exceed 3,990,000 shares net of repurchases and cancellations and expirations (without exercise) of options, since the incorporation of the Corporation;

                                                      (C)      upon approval of
the Board, to lending institutions in connection with debt financings or to equipment leasing institutions, in an amount not to exceed 1,000,000 shares in the aggregate;

                                                      (D)      as a dividend or
distribution on Preferred Stock;

                                                      (E)      in an event for
which adjustment is otherwise made pursuant to Section 3(c)(vi);

                                                      (F)      as a dividend on
Common Stock where the Corporation declares or pays a similar Common Stock dividend per share of Preferred Stock (on an as-converted-into-Common Stock basis) in the same manner as declared or paid on the Common Stock;

                                             (4)      "ORIGINAL ISSUE DATE"
shall mean, with respect to each series of Series A, Series B or Series C Preferred Stock, the date on which the first share of such series of Preferred Stock was issued.

                                    (ii)     NO ADJUSTMENT OF CONVERSION PRICE.
No adjustment in the Conversion Price of a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue.

                                    (iii)    DEEMED ISSUE OF ADDITIONAL SHARES
OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversions or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as





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of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                             (1)      except as provided in
Section 3(c)(iii)(2), no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities; and

                                             (2)      if such Options or
Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                                             (3)      no readjustment pursuant
to clause (2) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                                    (iv)     ADJUSTMENT OF CONVERSION PRICE UPON
ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(c)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series A, Series B or Series C Preferred Stock in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the "Dilution Price"), then and in each such event the Conversion Price of the such series of Preferred Stock shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purposes of this Section 3(c)(iv), all shares of Common Stock issuable upon conversion of all outstanding Preferred Stock and all outstanding Options and Convertible Securities shall be deemed to be outstanding, and, immediately after any Additional



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Shares of Common Stock are deemed issued pursuant to Section 3(c)(iii), such
Additional Shares of Common Stock shall be deemed to be outstanding.

                                    (v)      DETERMINATION OF CONSIDERATION. For
purposes of this Section 3(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                             (1)      CASH AND PROPERTY.  Such
consideration shall:

                                                      (A)      insofar as it
consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

                                                      (B)      insofar as it
consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by Board in the good faith exercise of its reasonable business judgment; and

                                                      (C)      in the event
Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which converts both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                                             (2)      OPTIONS AND CONVERTIBLE
SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                                      (A)      the total amount,
if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                                      (B)      the maximum
number of shares of Common Stock as set forth in the instruments relating thereto (without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or their conversion or exchange of such Convertible Securities.






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                                             (vi)     OTHER ADJUSTMENTS TO

CONVERSION PRICE.

                                                      (1)      SUBDIVISIONS,
COMBINATIONS, OR CONSOLIDATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Price of the Preferred Stock in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted. Notwithstanding the foregoing, any adjustment of the Conversion Price pursuant to this paragraph (1) shall not be made if the outstanding shares of Preferred Stock are combined or consolidated in the same manner and at the same time and ratios as the outstanding shares of Common Stock.

                                                      (2)      DISTRIBUTION
OTHER THAN CASH DIVIDENDS OUT OF RETAINED EARNINGS. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Preferred Stock shall, concurrently with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such series of Preferred Stock is then convertible.

                                                      (3)     RECLASSIFICATIONS.
In the case, at any time after the date thereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock or which is treated as a liquidation pursuant to Section 2(b)), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation, the shares of the Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of the Preferred Stock into Common Stock. The provisions of this clause 3(c)(vi)(3) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.





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                           (d)      CERTIFICATE AS TO ADJUSTMENTS. Upon the
occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B or Series C Preferred, furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments, (ii) the Conversion Price of the Series A, Series B or Series C Preferred at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A, Series B or Series C Preferred.

                           (e)      STATUS OF CONVERTED STOCK. In case any
shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares of Preferred Stock so converted shall be cancelled, shall not be reissuable and shall cease to be a part of the authorized capital stock of the Corporation.

                           (f)      FRACTIONAL SHARES. In lieu of any fractional
shares to which the holder of Preferred Stock would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Preferred Stock held by such holder at the time of converting into Common Stock.

                           (g)      MISCELLANEOUS.

                                    (i)      All calculations under this Section
3 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                                    (ii)     No adjustment in the Conversion
Price of the Preferred Stock need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

                           (h)      NO IMPAIRMENT. The Corporation will not
through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                                   (i)      RESERVATION OF STOCK ISSUABLE UPON
CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  4. VOTING RIGHTS. Except as otherwise required by law or by Section 7 hereof and subject to the provisions of Section 4(a) below, the holder of each share of Class A Common Stock issued and outstanding shall have one vote, and the holder of each share of Preferred Stock issued and outstanding shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

                           (a)      At each annual election of directors of the
Corporation, the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled, voting together as a single class, to elect two (2) directors of the Corporation, PROVIDED, HOWEVER, that in no event shall such holders be entitled to elect greater than half the total number of directors. The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall not otherwise be entitled to vote on the election of directors. In the case of any vacancy in the office of a director elected by the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting as a single class, given at a special meeting of such stockholders duly called for that purpose or by the majority written consent of such stockholders. Except for a vacancy created by the removal of a director as provided below and prior to an annual or special meeting of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock convened for the purpose of electing a director to fill a vacancy on the Board of Directors as provided above, the acting and incumbent director previously elected pursuant to this Section 4(a) may appoint a director to serve until the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock duly elect a successor director. Any director who shall have been elected by the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of that percentage of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock required by Section 303(a) of the Delaware Corporations Code, given at a special meeting of such stockholders duly called for that purpose or by the unanimous written consent of such stockholders, and any such vacancy thereby created may be filled by the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock represented at such meeting or by such unanimous written consent.

                  5. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of any action enumerated in Section 7 hereof or of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken from the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  6. NOTICES. Any notice required by the provisions of the Certificate to be given to the holders of Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of this Corporation.

                  7.       PREFERRED STOCK PROTECTIVE PROVISIONS.

                           (a)      Notwithstanding any other provision in this
Certificate, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of sixty percent (60%) of the then-outstanding shares of Series A, Series B and Series C Preferred Stock, voting together as a single class, take any action that:

                                    (i)      increases the authorized number of
directors of the Corporation to a number greater than six;

                                    (ii)     results in the consolidation or
merger with or into any other corporation or the sale of all or substantially all of the assets of this Corporation (or any series of related transactions resulting in the sale or other transfer of all or substantially all of the assets of this Corporation);

                                    (iii)    declares any dividend on the
Company's Common Stock; or

                                    (iv)     creates any new class of shares
that has a preference over or is on a parity with any series of Preferred Stock with respect to voting, dividends or liquidation preferences.

                           (b)      Notwithstanding any other provision in this
Certificate, so long as any shares of a series of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the holders of sixty percent (60%) of the outstanding shares of the subject individual series or class of stock, take any action that:

                                    (i)      alters the rights, preferences or
privileges of such series or class of Preferred Stock in any manner that affects adversely and materially such series or class, other than any such action which alters the rights, preferences or privileges of all series of Preferred Stock on a pari passu basis which has been approved by holders of sixty percent (60%) of the then outstanding shares of Preferred Stock voting together as a single class; or

                                    (ii)     increases the authorized number of
shares of any such series of Preferred Stock.

                  8. REPURCHASE OF SHARES. In connection with repurchases by this Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Section 502, 503 and 506 of the Delaware General Corporation Law shall not apply in whole or in part with respect to such repurchases.

C.       COMMON STOCK.

         1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors (subject to Section 7(f) hereof), out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

         2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Part B.

         3. REDEMPTION. The Common Stock is not redeemable as a matter of right by any holder thereof.

         4. ADJUSTMENTS. No increase or decrease in the number of shares of Class A or Class B Common Stock due to a stock split, subdivision, split-up, combination or similar recapitalization event will be made unless an equivalent increase or decrease is made to the Class B or Class A Common Stock, respectively.

D.       CLASS A COMMON STOCK.

         In addition to the rights, preferences, privileges and restrictions of the Common Stock set forth in Part C hereof, the rights, preferences, privileges and restrictions of the Class A Common Stock shall be as follows:

                  1. VOTING RIGHTS. The holder of each share of Class A Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

E.       CLASS B COMMON STOCK.

         In addition to the rights, preferences, privileges and restrictions of the Common Stock set forth in Part C hereof, the rights, preferences, privileges and restrictions of the Class B Common Stock shall be as follows:

                  1. VOTING RIGHTS. Holders of Class B Common Stock shall not be entitled to vote such shares for the election of directors or on any other matter except changes or amendment to this Division E except as otherwise required by law; provided, however, that no such change or amendment shall increase the rights of or, under any circumstances, provide additional voting rights to the holders of Class B Common Stock.

2.       CONVERSION.

         (a) RIGHT TO CONVERT. The holder of any shares of Class B Common Stock shall have the right at such holder's option, at any time or from time to time, to convert any shares of Class B Common Stock held by such holder into one share of Class A Common Stock for each share of Class B Common Stock so converted upon surrender of the certificates representing the shares of Class B Common Stock so to be converted in the manner provided in Division E(2)(c) hereof; provided, however, that no such conversion may be effected by any holder of Class B Common Stock to the extent that as a result thereof the total number of Voting Shares (as defined in Division E(2)(g)(iv) hereof) held by such holder or any Affiliate (as defined in Division E(2)(g)(i) hereof) of such holder shall be greater than or equal to forty-nine and nine-tenths percent (49.9%) (by voting power) of the total number of Voting Shares then issued and outstanding. The holder of any shares of Class B Common Stock exercising the aforesaid right to convert such shares into shares of Class A Common Stock shall be entitled to payment of all declared but unpaid dividends, if any, payable on or with respect to such shares of Class B Common Stock up to and including the Conversion Date (as hereinafter defined).

         (b) CONVERSION UPON TRANSFER. Upon any Transfer (as defined in Division E(2)(g)(iii) hereof) of any shares of Class B Common Stock by the original holder thereof, other than a Transfer to an Affiliate of such original holder, such shares of Class B

Common Stock so Transferred shall, by virtue of, and simultaneously with, the occurrence of the Transfer, without any action on the part of the transferee, be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock. The holder of any shares of Class B Common Stock converted into Class A Common Stock pursuant to this Division E(2)(b) shall be entitled to payment on or with respect to such shares of Class B Common Stock up to and including the Conversion Date.

         (c) MECHANICS OF CONVERSION. The holder of any shares of Class B Common Stock may exercise the conversion rights pursuant to Division E(2)(a) hereof as to any part thereof by delivering to the Corporation during regular business hours, at the office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank, accompanied by a written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Class A Common Stock are to be issued. Conversion shall be deemed to have been effected (A) with respect to conversion under Division E(2)(a) hereof, on the date when the aforesaid delivery is made and (B) with respect to conversion under Division E(2) hereof, on the date of occurrence of the Transfer, and such date, in either case, is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date, and in the case of Division E(2)(b) hereof, upon the delivery to the Corporation during regular business hours, at the office of the Corporation or at such other place as may be designated by the Corporation or at such other place as may be designated by the Corporation, of the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of shares of Class A Common Stock issuable upon such conversion as provided in Divisions E(2)(a) and (b) hereof, and a check or cash in payment of all declared but unpaid dividends (to the extent permissible under law), if any, payable with respect to the shares of Class B Common Stock so converted up to and including the Conversion Date. The person in whose name the certificate or certificates for Class A Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Class B Common Stock Conversion Rate shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Class B Common Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate as surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Class B Common Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Class B Common Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

         (d) RESERVATION OF SHARES. The Corporation shall at all times when the Class B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Class B Common Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for the purpose.

         (e)      DEFINITIONS.

                  (i) "Affiliate" shall mean, as to any person or entity, a person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.

                  (ii) "Filing Date" shall mean the date the Corporation files with the Delaware Secretary of State this Amended and Restated Certificate of Incorporation.

                  (iii) "Transfer" or "Transferred" shall mean to dispose, sell or in any other way directly or indirectly transfer, assign, distribute, encumber or otherwise dispose of, either voluntarily or involuntarily.

                  (iv) "Voting Shares" shall mean any shares of the Corporation's capital stock entitled to vote in any election of directors of the Corporation.

         FIFTH:   The Corporation is to have perpetual existence.

         SIXTH:   Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

                           (a)      The management of the business and the
conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to the provisions of Part B, Section 7(a)(i), the number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

                           (b)      After the original or other Bylaws of the
Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of
Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of incorporation.

                          (c)       Whenever the Corporation shall be authorized
to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereto to the right to vote any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

         EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Paragraph
(7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

         NINTH:   The Corporation shall, to the fullest extent permitted
by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

         TENTH:   From time to time any of the provisions of this Certificate of
Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

         IN WITNESS WHEREOF, SKILLSOFT CORPORATION has caused this Certificate to be signed by Charles E. Moran, its President, and attested to by Thomas J. McDonald, its Secretary, this 14th day of August, 1998.


                                          SKILLSOFT CORPORATION

                                          /s/ Charles E. Moran
                                          -------------------------------------
                                          President


ATTEST:

By: /s/ Thomas J. McDonald
    ------------------------------------
    Secretary









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